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                                                                     EXHIBIT 2.6

                         AGREEMENT OF PURCHASE AND SALE

        This Agreement is made and entered into as of the 23rd day of December, 1997 by and between ALPHA MICROSYSTEMS, a California corporation ("Buyer"), and ADVANCED TELECOMM OF PITTSBURGH, a Pennsylvania Business Trust, ADVANCED TELECOMM OF BUTLER, INC., a Pennsylvania corporation, ADVANCED TELECOMM OF WASHINGTON, D.C., INC., a Pennsylvania corporation, and ADVANCED TELECOMM OF MARYLAND, INC., a Pennsylvania corporation (collectively doing business as "ATI Communications" and collectively referred to herein as "Seller") and APPLIED CELLULAR TECHNOLOGY, INC., a Missouri corporation ("Parent"), with respect to the following facts:

                                R E C I T A L S:

        A. Seller is in the business of selling, installing and servicing telephone systems. Parent directly or indirectly owns a controlling interest in Seller.

        B. Seller intends to continue to sell telephone systems and desires to provide for enhanced service to existing and future customers by selling certain of its assets relating to, and its business of, installing and servicing telephone systems (including moving telephone systems, providing additional equipment for telephone systems and making changes to telephone systems) (its "Service Business") to Buyer.

        C. Buyer desires to purchase Seller's Service Business upon the terms and conditions set forth herein.

                                A G R E E M E N T

        In consideration of their respective representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

        1.01 Agreement. The term "Agreement" herein will refer to this "Agreement of Purchase and Sale."

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        1.02 Annualized Installation Revenue. The term "Annualized Installation
Revenue" herein shall be equal to:

                (i) the quotient of (A) the revenues received by Buyer for the period from the Closing through the date of such calculation (or with respect to the month immediately prior to the calculation, projected to be received by Buyer) for installation of telephone systems and equipment for customers who purchase telephone systems from Seller subsequent to the Closing; divided by (B) the number of months between the Closing through the date of such calculation; and

                (ii) multiplied by twelve (12).

        For the purposes of determining Annualized Installation Revenue, to the extent any amounts are prepaid, revenues shall be deemed "received" when booked by Buyer in accordance with generally accepted accounting principles ("GAAP").

                By way of example, if installation revenues received during calendar 1998 were $1,500,000 and installation revenues received during the first six months of 1999 were $900,000, the Annualized Installation Revenue as of July 1, 1999 would be equal to $1,600,000 ($1,500,000 + $900,000 = $2,400,000; $2,400,000/18 = $133,333.33; $133,333.33 x 12 =
        $1,600,000).

        1.03 Annualized Service Revenue. The term "Annualized Service Revenue" herein shall be equal to:

                (i) the quotient of (A) the revenues received by Buyer for the period from the Closing through the date of such calculation (or with respect to the month immediately prior to the calculation, projected to be received by Buyer) for installation of telephone systems and equipment and maintenance of telephone systems and equipment (including services rendered on both a maintenance contract and a time and materials basis, and including services such as moves, adds and changes) for customers on the Customer List, and customers who purchase telephone systems from Seller subsequent to the Closing; divided by (B) the number of months between the Closing through the date of such calculation;

                (ii) multiplied by twelve (12).

For the purposes hereof, to the extent any amounts are prepaid for annual or other periodic maintenance or installation or other services, revenues shall be deemed "received" when booked by Buyer in accordance with generally accepted accounting principles ("GAAP").

        1.04 Assumed Obligations. The term "Assumed Obligations" herein is defined in Section 2.06(b).

        1.05 Buyer. The term "Buyer" herein will refer to Alpha Microsystems, a California corporation.

        1.06 Closing or Closing Date. The term "Closing" or "Closing Date" herein is as defined in Section 6.02 hereof.

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        1.07 Customer List. The term "Customer List" herein is defined in
Section 2.05 hereof.

        1.08 Leased Premises. The term "Leased Premises" herein shall refer to the premises occupied prior to the Closing by Seller located at 4909 Library Road, Bethel Park, PA 15102; 509 Taylor Street, New Castle, PA 16101; 119 Aster Drive, Harrisburg, PA 17112; and 12401-B Kiln Court, Beltsville, MD 20705, all or some portion of which shall be occupied after the Closing Date by Buyer, either as a result of Buyer's assumption of an existing lease or the sublease or license by Seller to Buyer of such premises.

        1.09 Leases. The term "Leases" herein is defined in Section 3.09 hereof.

        1.10 Parent. The term "Parent" herein will refer to Applied Cellular Technology, Inc.

        1.11 Prepaid Revenue. The term "Prepaid Revenue" herein is defined as amounts invoiced and unearned as of the Closing by Seller related to Services to be performed by Buyer subsequent to the Closing. All Prepaid Revenue shall remain the property of Seller, whether received before or after the Closing Date.

        1.012 Purchase Price. The term "Purchase Price" herein is defined in
Section 2.02 hereof.

        1.13 Seller. The term "Seller" herein will refer to collectively to Advanced Telecomm of Pittsburgh, Advanced Telecomm of Butler, Inc., Advanced Telecomm of Washington, D.C., Inc. and Advanced Telecomm of Maryland, Inc.

        1.14 Service Business. The term "Service Business" herein is defined in Recital "B".

        1.15 Service Assets. The term "Service Assets" herein is defined in
Section 2.01 hereof.

        1.16 Service Contracts. The term "Service Contracts" will refer all contracts pursuant to which Seller agreed prior to Closing to provide maintenance and repair services for telephone systems, which are not covered by any manufacturer's warranty.

        1.17 Services. The term "Services" shall refer to installation, routine maintenance, repair, moves, adds and changes of and to telephone systems.

        1.18 Spare Parts. The term "Spare Parts" herein is defined in Section
3.04 hereof.

        1.19 Subleases. The term "Subleases" shall refer to the subleases and/or licenses entered into as of the Closing between Seller as Landlord and Buyer as Tenant in the form attached as Exhibit "J".

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        1.20 Target Revenue. The term "Target Revenue" herein is defined in
Section 8.01(c)(ii)

        1.21 Tools and Equipment. The term "Tools and Equipment" herein is defined in Section 3.07 hereof.

        1.22 Vehicles. The term "Vehicles" herein will refer to those Vehicles listed on Exhibit "E" which are owned by Seller and will be leased to Buyer for a two (2) month period commencing on the Closing Date.

        1.23 Warranty Contracts. The term "Warranty Contracts" herein will refer to all contracts pursuant to which Seller agreed prior to Closing to provide maintenance and repair services for telephone systems which may or may not be covered by a manufacturer's warranty, which will be assigned to and assumed by Buyer pursuant hereto, subject to Seller's obligation to provide at no cost of Buyer all parts required for repairs thereunder.

                                   ARTICLE II

                                PURCHASE AND SALE

        2.01 Purchase and Sale. At the Closing, and subject to all of the other terms and conditions set forth herein (including those set forth in the following sentence), Seller shall sell, transfer, convey and assign to Buyer, and Buyer shall purchase from Seller, its entire right, title and interest in and to the following assets used in the Seller's Service Business: the Spare Parts listed on Exhibit "C", the Tools and Equipment listed on Exhibit "D", the Customer List and associated goodwill, the Leases listed on Exhibit "F", the right to use the name "ATI" and the Warranty Contracts and the Service Contracts (collectively, the "Service Assets"). Notwithstanding the foregoing, and after the Closing, Seller shall be entitled to continue to use the Customer List solely for Seller's own use in its business of selling new telephone systems or services not provided by Buyer. The entirety of the Service Assets shall be conveyed free and clear of all liens, trusts, encumbrances, charges, claims, security interests, community property or other interests, conditional sales agreements and all other restrictions.

        2.02 Purchase Price. The purchase price ("Purchase Price") for the Service Assets shall be equal to fifty percent (50%) of the Annualized Service Revenue as of the date eighteen (18) months after the Closing.

        2.03 Payment of Purchase Price. Based upon past performance, Seller estimates that the Purchase Price shall be approximately Two Million One Hundred Fifty Thousand Dollars ($2,150,000). Subject to the terms and conditions set forth herein, the Purchase Price shall be calculated and delivered to Seller by wire transfer as follows:

                (a) Buyer shall deliver at the Closing Date the sum of Eight Hundred Thousand Dollars ($800,000).

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                (b) Buyer shall deliver on the first anniversary of the Closing
        Date the sum of Six Hundred Fifty Thousand Dollars ($650,000), less any adjustments in accordance with Sections 2.04(a) and (b) below.

                (c) Buyer shall deliver the remainder of the Purchase Price on the date which is twenty-four (24) months after the Closing Date, less any adjustments in accordance with Sections 2.04(a), (b) and (c) below.

        Notwithstanding the foregoing, if the amount of the Purchase Price (as calculated in accordance with Section 2.02 above) shall be determined to be less than One Million Four Hundred Fifty Thousand Dollars ($1,450,000), Seller shall repay Buyer the difference between the amount which Buyer theretofore delivered as Purchase Price and the actual Purchase Price within thirty (30) days after receipt of a written statement showing the calculation of the actual Purchase Price certified by an officer of Buyer; provided that Seller shall have the right to protest such calculation for a thirty (30) day period after receipt of such written statement. If Seller protests such calculation and it cannot be resolved within thirty (30) days thereafter, either party may invoke the arbitration procedure in Section 10.05.

        2.04 Adjustments to Purchase Price. The amounts payable pursuant to
Section 2.03 above shall be adjusted as set forth above as follows:

                (a) Deduction for Claims. In the event there has been an unresolved claim by any third party made to Buyer or Seller regarding the Service Assets, which relates to a state of facts existing prior to the Closing and which involves more than Ten Thousand Dollars ($10,000) and remains unresolved after sixty (60) days or with respect to which a lawsuit has been filed, Buyer shall be entitled to withhold from the payments to be made pursuant to Section 2.03 the aggregate amount of such claim(s). Subject to the provisions of Section 8.03 hereof, Buyer may account for all said amounts claimed, until resolution of each specified claim, by debiting the amount otherwise due Seller. Buyer shall be entitled to compromise and settle the claim(s), and upon settlement and payment, shall deduct any amounts paid by Buyer with respect to each claim(s) from the amounts otherwise due Seller at the time in which actual payment is otherwise due by Buyer to claimant. Buyer may only compromise and settle such claims with the approval of Seller, which approval shall not be unreasonably withheld.

                (b) Deduction for Breach. In the event there has been a breach of any agreement, representation or warranty in this Agreement by Seller or other event which affords Buyer the right to indemnification pursuant to the provisions of Section 8.03 hereof, Buyer shall be entitled to deduct from the payments to be made to Seller pursuant to Section 2.03, such amount as Buyer shall claim as the amount of its loss with respect thereto pursuant to the claim notice delivered under Section 8.03 of this Agreement.

                (c) Deduction for Failure to Meet Target Revenues. If on the second anniversary of the Closing Date Target Revenues have not been achieved, Buyer shall be entitled to deduct all amounts theretofore paid to Seller as commissions pursuant to


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        Section 8.01(c)(i) from the Purchase Price and the remaining payment due pursuant to Section 2.03(c), in accordance with Section 8.01(c)(ii)(C).

In the event any proposed or actual adjustments are made pursuant to this
Section 2.04, Buyer shall deliver to Seller a written notice specifying each ground for deduction of funds from or the addition of funds to the payments and the dollars allocated thereto, and Seller shall have the right to protest any proposed adjustment for a thirty (30) day period after receipt. If Seller protests such proposal and adjustment and it cannot be resolved within thirty
(30) days, either party may invoke the arbitration procedure in Section 10.05. In the event any deduction or adjustment shall exceed the payment from which it is to be deducted, any excess shall be deducted against future payments, or if none, promptly paid to Buyer by Seller.

        2.05 Delivery of Customer List. At the Closing Seller shall deliver to Buyer its complete customer list (the "Customer List") which shall consist of two parts: (1) the names, addresses, and telephone numbers of all customers to whom it has sold or leased (or the known lessees to whom purchasers from it have leased) telephone systems or components within the past five (5) years; and (2) a list of each Warranty Contract and Service Contract in effect as of the Closing Date which includes the names, addresses and telephone numbers of the contracting customers, the expiration date of each contract, the amounts paid and prepaid thereunder, and the dates on which additional payments are due. Such information shall be delivered to Buyer by Seller via quarter inch streamer tape or other medium acceptable to Buyer.

        2.06 No Assumption of Liabilities.

                (a) Buyer is not assuming, nor shall it become liable for, any debts, liabilities, taxes or any other obligations of any kind of Seller, whether known or unknown, disclosed or undisclosed, with respect to the business of Seller or the Service Assets existing as of the Closing Date, except as set forth in Section 2.06(b) below.

                (b) At the Closing, subject to the provisions of Section 2.06(c), Buyer shall assume and agree to pay, perform and discharge, to the extent not paid, performed or discharged by Seller on or before the Closing Date, (i) all obligations and liabilities of Seller under the Warranty Contracts and the Service Contracts accruing after the Closing, and (ii) all obligations and liabilities of Seller under the Leases accruing after the Closing (the "Assumed Obligations").

                (c) From and after the Closing, Buyer shall have complete control over the payment, settlement or other disposition of the Assumed Obligations and the right to commence, conduct and control all negotiations and proceedings with respect thereto. Seller shall notify Buyer promptly of any claim made with respect to any such Assumed Obligations and shall not, except with Buyer's prior consent, voluntarily make any payment of, settle or offer to settle, or consent to any compromise or admit liability with respect to, any such Assumed Obligation.

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        2.07 Taxes. Buyer agrees to be responsible for any and all sales taxes arising from its purchase of the Service Assets. Personal property taxes shall be prorated between Buyer and Seller as of the Closing Date. Buyer shall be responsible for filing necessary tax returns and reports with respect to such taxes.

        2.08 Allocation of Purchase Price: Reporting Requirements. For tax purposes the parties hereby agree to (a) allocate the Purchase Price hereunder (which for purposes of such allocation shall include all liabilities being assumed by Buyer) in accordance with Exhibit "A" hereto, and (b) timely file Internal Revenue Service Form 8594, Asset Acquisition Statement, and otherwise report the transactions set forth herein in accordance with such allocation and with the provisions of Internal Revenue Code Section 1060 and comparable provisions of state law.

        2.09 Delivery of Possession. At the Closing, Seller shall deliver possession of the Service Assets to Buyer at the Leased Premises. Title and risk of loss in and to the Service Assets shall pass to and be vested in Buyer effective at the time of the Closing.

        2.10 Consents to Assignment. Any other provision of this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any concession, claim, contract, lease or order, or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent required or necessary for such assignment, would constitute a breach thereof or in any way materially adversely affect the rights of Buyer or Seller thereunder. If such consent is not obtained, or if an attempted assignment would be ineffective or would materially or adversely affect Seller's rights thereunder so that Buyer would not in fact receive substantially all of such rights, Seller shall cooperate in any arrangement Buyer may reasonably request in writing to provide for Buyer the benefits under any such concession, contract, lease or order, including enforcement for the benefit of Buyer of any and all rights of Seller against any other party thereto arising out of the breach or cancellation thereof by such party or otherwise; and any transfer or assignment of any property, property right, contract or agreement which shall require the consent or approval of any other party shall be made subject to such consent or approval being obtained.

                                   ARTICLE III

              REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLER

        As an inducement to Buyer to enter into this Agreement, Parent and Seller jointly and severally represent and warrant to Buyer and as to covenants agree with Buyer that, effective on the date hereof and on the Closing Date, except as disclosed in Exhibit "B" to this Agreement:

        3.01 Organization. Applied Cellular Technology, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri Advanced Telecomm of Butler, Inc., Advanced Telecomm of Washington, D.C., Inc. and Advanced Telecomm of Maryland, Inc. are corporations duly organized, validly existing and in good standing under the laws of the State of Pennsylvania. Advanced Telecomm of Pittsburgh is a Business Trust duly organized, validly existing and in good standing under the laws of the State of

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Pennsylvania. Each Seller is duly qualified to do business in all states where it operates the Service Business.

        3.02 Authority. All corporate or other action necessary to authorize and approve this Agreement has been taken, and this Agreement constitutes a valid and binding agreement, enforceable against Seller and Parent in accordance with its terms, and no authorizations, consents or approvals, whether of governmental bodies, shareholders or otherwise, are necessary in order to enable Seller and Parent to enter into and perform this Agreement. Consummation of the transactions herein contemplated, and the fulfillment of the terms of this Agreement will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Seller pursuant to the terms of, or result in the acceleration of any obligations or payment of a penalty under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Seller is a party or by which Seller may be bound or to which any of the property or assets of Seller is subject, the Certificate of Incorporation or Bylaws of Seller, any agreement of the shareholders, or any statute or any order, decree, judgment, rule or regulation applicable to Seller of any court or of any regulatory authority or other governmental body having jurisdiction over Seller.

        3.03 Compliance with Law. Seller is not in violation of any federal, state and local laws, regulations or orders which would cause a material adverse effect upon its business.

        3.04 Spare Parts. Seller shall deliver to Buyer at the Closing the spare parts listed on Exhibit "C" (the "Spare Parts") free and clear of any liens or encumbrances. Such Spare Parts are in good working condition and are not obsolete.

        3.05 Customer List. The Customer List delivered to Buyer pursuant to
Section 2.05 above includes as to Part 1, a true, complete and correct list of the names, addresses and telephone numbers of all customers to which Seller has provided Services whether by contract or on a time and materials basis during the five (5) years prior to the Closing Date; and represents as to Part 2, a true, complete and correct list of the Warranty and Service Contract customers as contemplated by Section 3.06 (a) below.

        3.06 Warranty Contracts and Service Contracts.

                (a) Seller shall deliver a list (certified by Seller and acknowledged by Buyer) of all existing verbal and written Warranty Contracts (showing manufacturer warranty and contract expiration date) and Service Contracts (showing expiration date) of Seller pursuant to which Seller provides Services to customers which extend beyond the Closing Date and which shall be assigned to and assumed by Buyer. Seller has committed no breach and has received no notice of default which is presently in effect under any Warranty Contract or Service Contract, nor does Seller have actual knowledge of any event which has occurred which, with notice or passage of time, could give rise to any such default. All the Warranty Contracts and Service Contracts, together with any amendments or modifications thereto, were duly authorized and executed and are


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        enforceable in accordance with their terms, except that Seller does not represent and warrant as to matters which may relate to (a) the enforceability as may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws related to or affecting creditors' rights generally, or (b) enforceability in any court of any equitable remedies, specific performance and injunctive relief which are subject to the discretion of the court before which any proceeding therefor is brought (regardless of whether such enforceability is considered a proceeding at law or equity). To the best of Seller's knowledge, there is no reason to believe that any customer who is a party to any such Service Contract is unable or unwilling to perform its obligations under such contract.

                (b) Seller will deliver to Buyer at the Closing the original or a full, true and correct copy of each of the written Warranty Contracts and Service Contracts, all proposed but not yet executed contracts, and all modifications and amendments to the foregoing, in existence on the Closing Date.

                (c) Seller has no actual knowledge of any request for or need for service under any Warranty Contract or Service Contract which has not been performed prior to the Closing, other than routine service calls, except as set forth on Exhibit "B".

                (d) With respect to each Warranty Contract, Seller will cause the manufacturer to supply to Seller at no cost to the customer or the service provider replacement parts for defective parts for which the Buyer has submitted an appropriate return authorization form.

        3.07 Tools and Equipment. Attached as Exhibit "D" is a complete listing of the tools and equipment (including test equipment) used by Seller in its Service Business (the "Tools and Equipment"), all of which shall be transferred to Buyer on the Closing Date, free of any liens or encumbrances, unless otherwise designated on Exhibit "D". The said Tools and Equipment shall be operable on the Closing Date.

        3.08 Vehicles. Seller has the right to lease the Vehicles listed on Exhibit "E" to Buyer in accordance with the terms of the Seller Vehicle Lease.

        3.09 Leases. Attached as Exhibit "F" is a complete listing of (i) the leases for vehicles used by Seller in its Service Business; (ii) the leases for all other personal property used by Seller in its Service Business; and (iii) the leases for offices and other facilities used by Seller for its Service Business. Only those vehicle and personal property leases specifically designated on Exhibit "F" will be assigned to Buyer (the assigned leases hereafter referred to as the "Leases"). Seller has delivered to Buyer the original or a full, true and correct copy of each Lease listed on Exhibit "F", including all modifications and amendments thereto. Seller has, to the best knowledge of Seller, committed no breach, and Seller has received no notice of default which is presently in effect under any Lease, nor does Seller have knowledge of any event which has occurred which, with notice or passage of time, could give rise to any such default. Also set forth on Exhibit "F" is a complete list of all security deposits paid by Seller with respect to the Leases,


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all of which are fully refundable upon termination of the respective Lease.
Seller has caused no damages to the leased premises or the leased equipment which would entitle the lessor under such Leases to deduct any amounts from the Security Deposits. Buyer shall not be required to obtain the release of any said security deposits or to reimburse Seller for any such security deposits until the termination of the respective Lease, at which time Buyer shall forward any such returned security deposit to Seller.

        3.10 Employees. Attached hereto as Exhibit "G" is a list of all of Seller's employees who have been involved during the past year in performing Services, or otherwise primarily involved during the past year in Seller's Service Business. Seller agrees that Buyer shall have the right to solicit and hire any of such employees. Any employees so hired shall be hired in accordance with the terms of Buyer's standard offer letter. Seller agrees to cooperate and assist Buyer in its efforts to hire such of Seller's employees listed on Exhibit "G", as are designated on Exhibit "G". Seller acknowledges that notwithstanding Buyer's efforts, certain of Seller's employees may refuse to accept Buyer's offer of employment. Buyer shall have no liability for any termination costs or liabilities arising by reason of the termination of any employees of Seller, including payment of accrued vacation, regardless of whether they are hired by Buyer. The employees listed on Exhibit "G" are not covered by any pension plan or "employee welfare benefit plan" defined under the Employee Retirement Income Security Act of 1974, as amended (commonly known as "ERISA") other than a 401(k) plan. Buyer shall not be liable for and Seller shall indemnify Buyer against any liability under any pension plan or "employee welfare benefit plan", regardless of whether listed on Exhibit "G". Seller is not a party to any labor agreement with respect to its employees with any labor organization, union, group or association.

        3.11 Litigation. There are no actions, suits, investigations or proceedings by, against, involving or relating to Seller in which service of process has been made, nor to the best of Seller's knowledge are there any claims, actions, suits, investigations or proceedings contemplated, pending or against, involving or relating to Seller, at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, in which any claim has been made against the Service Assets and there has been no garnishment, attachment or writ of executions issued with reference to any of the Service Assets.

        3.12 Judgments, Decrees and Orders in Restraint of Business. Seller is not a party or subject to any judgment, decree or order entered in any suit or proceeding brought by any governmental agency or by any other person enjoining the Seller in respect of any of its business practices or the acquisition or disposition of any property or the conduct of its business in any area.

        3.13 Title to Service Assets. Seller has good and marketable title to the Service Assets free and clear of all liens, claims and encumbrances, including covenants, conditions and restrictions.

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        3.14 Adverse Facts. To the best knowledge of Seller, there is no material adverse fact or condition relating to the Service Assets or any portion thereof (other than conditions relating to markets generally) which has not been specifically disclosed on Exhibit "B".

        3.15 No Misrepresentations or Omissions. To the best knowledge of Seller, no material representation, warranty or statement of Seller in this Agreement or in any document, exhibit, certificate or schedule furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not materially misleading. No financial statements or other records provided by Seller to Buyer in the course of Buyer's due diligence are incomplete or inaccurate in any material respect. Seller's financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby.

        3.16 Bulk Sales Laws. Seller represents and warrants that the transactions contemplated hereunder do not require compliance with the bulk sales laws of any jurisdiction.

        3.17 Tax Returns and Liabilities. Within the times and in the manner prescribed by law, Seller has filed all Federal, state and local tax returns required by law in connection with the business of Seller and has paid or has made provision for the taxes due and payable in connection therewith.

        3.18 Compliance with Laws Regulating Environmental Quality. The properties which are the subject of the Leases and the Subleases are, and at all times have been, operated, used and occupied in compliance with all Environmental Laws (as defined herein) and have been operated, used and occupied in a manner which will not give rise to any liability under any Environmental Laws. Seller has not received any notice at any time that it is or was claimed to be in violation of or in non-compliance with any conditions of any permit or Environmental Laws or that any of the current or past uses, operations or conduct at the properties are or were in violation of or in non-compliance with any conditions of any permit or Environmental Laws. There is not now pending or, to the best of Seller's knowledge, threatened, nor any basis known to Seller for, any action, claim, investigation, lawsuit, proceeding or order against Seller the properties which are the subject of the Leases, under any Environmental Laws or otherwise with respect to the use, storage, presence, generation, manufacture or handling of any Hazardous Substance (as defined herein) at the properties.

        For purposes of this Section 3.18, "Environmental Laws" shall mean any federal, state, regional, county, municipal, local laws, statutes, rules, ordinances, regulations and codes, as well as policies, orders, decrees, judgments, permits, directives, guidances, cleanup standards, injunctions and binding interpretations issued, promulgated, approved or entered thereunder, relating to pollution or protection of the environment, including, but not limited to, those relating to the release or threatened release of Hazardous Substances into the environment or otherwise relating to the presence, manufacture, transfer, generation, production, refinement, pumping, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances.

        For purposes of this Section 3.18, "Hazardous Substance" shall mean any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, infectious or mutagenic or carcinogenic substance or waste, radioactive substance or waste, or any constituent of any such substance or waste, which is regulated under or defined by any Environmental Law.

        3.19 Brokers or Finders. Seller has not entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any broker's commissions or finder's fees in connection with this transaction.

        3.20 Name. Seller uses the name "ATI Communications" with respect to the Service Business. Neither Seller nor any of its affiliates has a federal or state registration or pending registration which includes the name "ATI", and Seller has the right to grant to Buyer the right to use the name "ATI". No person has a right to receive any royalty or similar payment in respect to the use of the name "ATI" by Seller or Buyer, and to the best of Seller's knowledge, the use of the name ATI is not infringing upon or otherwise violating the rights of any third party. No proceedings have been instituted against or notices received by any Seller alleging that Seller's use of the name "ATI" infringes upon or otherwise violates any rights of a third party.

        3.21 Survival of Representations and Warranties. The covenants, representations, warranties and agreements contained in this Agreement by Seller shall survive the Closing Date and shall terminate and expire on the close of business on the third anniversary of the Closing Date and shall be of no force or effect thereafter, except with respect to any claim with respect thereto under Section 8.03 of this Agreement, written notice of which shall have been delivered to Seller on or prior to the third anniversary of the Closing Date.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

        As an inducement to Seller to enter into this Agreement, Buyer represents and warrants to Seller, and as to covenants agrees with Seller, as follows:

        4.01 Incorporation. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

        4.02 Authority. This Agreement constitutes a valid and binding agreement, enforceable against Buyer in accordance with its terms, and excepting the approval of the Board of Directors of Buyer, no authorizations, consents or approvals not already obtained, whether of governmental bodies or otherwise, are necessary in order to enable Buyer to enter into and perform this Agreement. Consummation of the transactions herein contemplated, and the fulfillment of the terms of this Agreement will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Buyer pursuant to the terms of, or result in the acceleration of any obligations or payment of a penalty under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Buyer is a party or by which Buyer may be bound or to which any of the property or assets of Buyer is subject, the Certificate of Incorporation or Bylaws of Buyer, or any statute or any order, decree, judgment, rule or regulation applicable to Buyer of any court or of any regulatory authority or other governmental body having jurisdiction over Buyer.

        4.03 Judgments, Decrees and Orders in Restraint of Business. Buyer is not a party or subject to any judgment, decree or order entered in any suit or proceeding brought by any governmental agency or any other person enjoining the Buyer in respect of any of its business practices or the acquisition or disposition of any property or the conduct of its business in any area.

        4.04 Brokers or Finders. Buyer has not entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any broker's commissions or finder's fees in connection with this Agreement.

        4.05 Survival of Representations and Warranties. The covenants, representations, warranties and agreements contained in this Agreement by Buyer shall survive the Closing Date and shall terminate and expire on the close of business on the third anniversary of the Closing Date and shall be of no force or effect thereafter, except with respect to any claim with respect thereto under Section 8.03 of this Agreement, written notice of which shall have been delivered to Buyer on or prior to the third anniversary of the Closing Date.

                                    ARTICLE V

                         CONDITIONS PRECEDENT TO CLOSING

        5.01 Conditions Precedent to the Performance of Seller's Obligations. The obligations of Seller to sell the Service Assets pursuant to this Agreement are subject, at the option of Seller, to the fulfillment on or before the Closing Date of each of the following conditions:

                (a) Compliance with Terms. At the Closing Date, all of the terms, conditions and agreements herein to be complied with and performed by Buyer at or before the Closing Date shall have been complied with or performed in all material respects.

                (b) Accuracy of Representations and Warrants. Seller shall not have acquired information that there is any material error, misstatement or omission in any of the representations or warranties made herein by Buyer. The representations and warranties made by Buyer in this Agreement shall be correct and complete at and as of the Closing Date, with only those exceptions which have been approved in writing by Seller.

                (c) Delivery of Required Items. Buyer shall have delivered all items set forth in Section 7.02 below.

                (d) Transaction Legal. There shall be no order, decree or ruling by any court or governmental agency or threat thereof or any other fact or circumstance which might prohibit or render illegal the transactions contemplated by this Agreement.

                (e) Opinion of Counsel. Seller shall have received the favorable opinion of counsel for Buyer, dated as of the date of the Closing, in form and substance satisfactory to counsel for Seller, with respect to the matters set forth in Sections 4.01 and 4.02 above; provided that counsel shall not be required to opine with respect to the enforceability of choice of law provisions or the enforceability of the covenant not to compete delivered by Buyer. Such counsel may base that portion of its opinion pertaining or based upon factual matters upon certificates or letters signed by a principal officer or officers of the Seller, and may rely as to such matters upon such certificates or letters, provided such counsel, after reasonable inquiry, has no reason to believe that such matters are untrue. Copies of such certificates and opinions so relied upon shall be delivered to Seller at the Closing.

        5.02 Conditions Precedent to the Performance of Buyer's Obligations. The obligations of Buyer to purchase the Service Assets pursuant to this Agreement are subject to the fulfillment on or before the Closing Date of each of the following conditions:

                (a) Compliance with Terms. At the Closing Date, all of the terms, conditions and agreements herein to be complied with and performed by Seller at or before the Closing Date shall have been complied with or performed in all material respects.

                (b) Warranty Contracts and Service Contracts. Buyer shall have received copies of all of the Warranty Contracts and Service Contracts, and all modifications and amendments thereof.

                (c) Spare Parts, Vehicles, Tools and Equipment. Buyer shall have been given reasonable access to conduct an inventory and inspection of the Spare Parts, Vehicles, Tools and Equipment.

                (d) Accuracy of Representations and Warranties. Buyer shall not have acquired information that there is any material error, misstatement or omission in any of the representations or warranties made herein by Seller. The representations and warranties made by Seller in this Agreement shall be correct and complete at and as of the Closing Date, subject only to those exceptions which have been approved in writing by Buyer, in its sole and absolute discretion.

                (e) Delivery of Required Items. Seller shall have delivered all items set forth in Section 7.01 below.

                (f) Transaction Legal. There shall be no order, decree or ruling by any court or governmental agency or threat thereof or any other fact or circumstance which might prohibit or render illegal the transactions contemplated by this Agreement.

                (g) Approval of Exhibits. The form and contents of each of the Exhibits and related deliveries shall be satisfactory to Buyer.

                (h) Approval By Board of Directors. Buyer's Board of Directors shall have approved Buyer's purchase of the Service Assets.

                (i) Opinion of Counsel. Buyer shall have received the favorable opinion of counsel for Seller, dated as of the date of the Closing, in form and substance satisfactory to counsel for Buyer, with respect to the matters set forth in Sections 3.01 and 3.02 above (provided that counsel shall not be required to opine with respect to the enforceability of choice of law provisions or the enforceability of the covenant not to compete delivered by Buyer), and to the effect that upon delivery by Seller to Buyer of the Bill of Sale as set forth on Exhibit "H" and the Blanket Assignment set forth on Exhibit "I", no consents, authorizations, approvals, permits, filings or other actions or governmental bodies or others (other than any provided or satisfied at the Closing) are necessary in order to transfer title to the Service Assets to Buyer. Such counsel may base that portion of its opinion pertaining or based upon factual matters upon certificates or letters signed by a principal officer or officers of the Seller, and may rely as to such matters upon such certificates or letters, provided such counsel, after reasonable inquiry, has no reason to believe that such matters are untrue. Copies of such certificates and opinions so relied upon shall be delivered to Buyer at the Closing.

                                   ARTICLE VI

                                   TERMINATION

        6.01 Termination. Anything herein to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time:

                (a) by mutual written consent of Buyer and Seller;

                (b) by Buyer, on the Closing Date, if any one or more of the conditions precedent to its obligations herein shall not have been fulfilled or waived in writing by Buyer; and

                (c) by Seller, on the Closing Date, if any one or more of the conditions precedent to its obligations herein shall not have been fulfilled or waived in writing by Seller.

        If this Agreement is terminated pursuant to any of the foregoing provisions, this Agreement shall become wholly void and of no effect, and there shall be no liability on the part of either Buyer to Seller, Seller to Buyer, or their respective boards of directors as a result of such termination (except such liability arising pursuant to the indemnification provisions of Article VIII for, among other things, breach of covenants, representations and warranties and existence of suits and other actions), and in such event each party shall bear all expenses incurred by it in connection with this Agreement and any transactions in connection therewith.

        6.02 Closing. Provided that all of the conditions to Closing have been fully satisfied, the transactions contemplated by this Agreement shall be deemed consummated effective at 11:59 p.m. on December 31, 1997 (the "Closing Date"), or at such other place or time as shall be mutually agreed upon in writing between Buyer and Seller (the "Closing").

                                   ARTICLE VII

                              DELIVERIES AT CLOSING

        7.01 Deliveries of Seller. At the Closing, Seller shall deliver to Buyer all of the following:

                (a) Bill of Sale. Originally executed Bill of Sale for the Certain Assets of Seller in form and content as set forth in Exhibit "H" attached hereto, as well as any Vehicle bills of sale and transfer documents necessary to transfer title to the Vehicles.

                (b) Blanket Assignment. Blanket assignment by Seller to Buyer of all right, title and interest to the Warranty Contracts, the Service Contracts and the Leases in the form of Exhibit "I" as well as such other assignments (including specific Lease Assignments) which Buyer reasonably believes are necessary to vest in Buyer all of Seller's right, title and interest in and to the Service Assets.

                (c) Consents. Consent of the lessors under the Leases for the Bethel Park Leased Premises.

                (d) Customer List. True and correct copies of the Customer List as of the Closing Date.

                (e) Warranty and Service Contracts. The original of each Warranty and Service Contract and any amendments thereto.

                (f) Closing Certificate. A certificate certifying the amount of Prepaid Revenues.

                (g) Subleases. Subleases in the form of Exhibit "J" executed by Seller.

                (h) Seller Vehicle Lease. A Seller Vehicle Lease if the form of Exhibit "L" executed by Seller.

        7.02 Deliveries of Buyer. At the Closing, Buyer shall deliver to Seller:

                (a) Initial Payment. The initial payment required by Section 2.03(a).

                (b) Subleases. Subleases in the form of Exhibit "J" executed by Buyer.

                (c) Seller Vehicle Lease. A Seller Vehicle Lease if the form of Exhibit "L" executed by Buyer.

                                  ARTICLE VIII

                             POST-CLOSING COVENANTS

        8.01 Seller's Appointment of Buyer to Install and Service Telephone Systems.

                (a) Installation. Seller hereby appoints and gives Buyer on an installation-by-installation basis the right of first refusal, for a five (5) year period, effective upon the Closing Date, to install all telephone systems sold or leased by Seller. Seller agrees that it will not divest its business of selling telephone system to any affiliate without such affiliate appointing and giving to Buyer such right of first refusal with respect to its business. Seller agrees to pay to Buyer for the installation of each such telephone system a fee equal to twenty-five percent (25%) of the amount charged by Seller for such telephone system; provided that the amount paid to Buyer for any installation shall not be less than twenty-five percent (25%) of one and seven tenths (1-7/10) of the cost to Seller of the installed system without Buyer's approval. Such fee shall be due and paid within fifteen
        (15) days after full payment is received by Seller from the customer or a signed check-off list is received by Seller from the customer (subject to credit to Seller for amounts that are determined to be uncollectable).

                (b) Service. Seller hereby agrees for five (5) years after the Closing Date to exclusively recommend Buyer to service telephone systems sold or leased by Seller, and not to recommend to its customers any other service provider for warranty or other service needs (whether on a contract or time and materials basis), including repair or moving of telephone systems or additions to or changes to telephone systems.

                (c) MACs and Maintenance.

                        (i) Commissions. Subject to the provisions of
                subparagraph (ii) below, Buyer shall pay to Seller (i) ten percent (10%) of the amount received from any past, present or future customers of Seller for moves, adds, and changes, new maintenance contracts not sold by Seller and the sale of data cabling during the five (5) year period from and after the Closing, which amounts shall be paid within fifteen (15) days after the end of the month in which Buyer invoices the customer (subject to credit to Buyer for amounts that are determined to be uncollectable); and (ii) fifteen percent (15%) of the contract price of any new maintenance contract sold by Seller pursuant to which maintenance services will be provided by Buyer) during such five (5) year period, which amounts shall be paid within fifteen (15) days after the end of the month in which Buyer invoices the customer (subject to credit to Buyer for amounts that are determined to be uncollectible).

                        (ii) Target Revenues. The parties have established the
                Purchase Price and the commission structure as set forth in paragraph (a) above based upon the premise that either the Annualized Installation Revenue shall be not less than Two Million Three Hundred Dollars ($2,300,000) or the Annualized Service Revenue shall be not less than Four Million Two Hundred Thousand Dollars ($4,200,000)(each referred to as "Target Revenues"). If neither of the Target Revenues have been met on any date as set forth below, the Purchase Price and/or the commission structure shall be modified as follows:

                                (A) If as of the first anniversary neither of
                        the Target Revenues have been met, no commissions shall be due or payable to Seller pursuant to Section 8.01(c)(i) for the period commencing on the first anniversary and for six (6) months thereafter.

                                (B) If as of the date eighteen months after the
                        Closing neither of the Target Revenues have been met, no commissions shall be due or payable to Seller pursuant to Section 8.01(c)(i) for the period commencing on such date and for six (6) months thereafter.

                                (C) If as of the second anniversary neither of
                        the Target Revenues have been met, the total amount of all commissions paid pursuant to Section 8.01(c)(i) commencing from the Closing shall be deducted from the Purchase Price and the amount paid by Buyer reduced accordingly. If as of the second anniversary either of the Target Revenues have been met and there has been any period for which commission were not paid pursuant to subparagraphs (A) or (B) above, such commissions shall be retroactively paid.

                                (D) If as of the end of any subsequent calendar
                        quarter neither of the Target Revenues have been met, no commissions shall be due Seller for such quarter, and Buyer shall be entitled to offset amounts previously paid Seller against amounts otherwise due Seller. Notwithstanding the foregoing, if at the end of any calendar year either of the Target Revenues have been met and there has been any period during such year for which commissions were not paid pursuant to this subparagraph(D) above, such commissions shall be retroactively paid. The elimination of the commissions pursuant to this Subparagraph (D) shall not apply if Target Revenues have been met as of the date eighteen months after the Closing and as of the second anniversary of the Closing. However, in such case, if in any subsequent quarter neither of the Target Revenue has been met, Buyer shall be entitled, upon sixty (60) days prior written notice, to terminate any or all of the Subleases and/or the License for the Leased Premises.

                        (d) Quality of Services. Buyer agrees to render
                installation and maintenance services in a consistent, timely, professional and industry acceptable manner. Should Buyer not do so, Seller shall give written notice to Buyer of such failure, with detailed backup. Should Buyer fail to remedy any failure within forty-five (45) days after its receipt of notice, Seller's obligations under this Section 8.01 shall cease.

        8.02 Parts for Warranty Repairs and Service; Designation as Authorized Service Provider.

                (a) Warranty Contract Repairs and Service. Seller agrees to promptly supply to Buyer at no cost to Buyer all replacement parts necessary for repairs required under Warranty Contracts and prepaid Service Contracts assumed by Buyer, provided that, for Warranty Contracts still under manufacturer's warranty, Buyer submits such documentation as is reasonably required by the manufacturer with respect to warranty replacement parts.

                (b) Parts for Other Service (Including Additions to Telephone Systems). Seller agrees to sell and promptly deliver to Buyer spare parts and telephone equipment for system service, repairs and additions at ten percent (10%) over Seller's cost. To the extent available in Seller's inventory, Seller agrees to provide spare parts and telephone equipment for system service, repairs and additions to Buyer prior to any service call on an anticipated needs basis, and to accept the return of any equipment not used within three (3) business days.

                (c) Designation as Authorized Service Provider. Seller agrees to use commercially reasonable efforts to assist Buyer to become an authorized service provider for Toshiba and other necessary products.

        8.03 Buyer Service Responsibility. From and after the Closing, Buyer shall adhere to the provision of Section 11 of the Toshiba America dealer agreement, a copy of which is attached as Exhibit "K".

        8.04 Indemnification by Buyer and Seller.

                (a) Indemnification by Seller. Seller hereby agrees to indemnify and hold Buyer, its officers, directors, employees, agents, advisers, affiliates and associates ("Buyer Indemnified Party") harmless, from all loss, liability and expense (including reasonable attorneys' fees and expenses in connection with the contest of any claim and interest on any claim paid by Buyer), which Buyer may incur or sustain by reason of the fact that (i) Seller should breach or fail to comply with any of the terms, conditions, covenants or agreements or any exhibits attached hereto or any of them contained herein, (ii) any representations or warranties made by Seller in this Agreement, the Exhibits, or in any certificates, lists or documents delivered pursuant hereto should prove to be false or erroneous, (iii) any claims, actions, suits, investigations or proceedings, pending or threatened, are or have been made or commenced by, against, involving, relating to or affecting any part of the Service Assets with respect to any state of facts existing or any event occurring prior to the Closing Date except for the Assumed Liabilities, or (iv) any action, arbitration, suit, proceeding, compromise, settlement, assessment or judgment arising out of or incidental to any of the matters indemnified against in this Section 8.01(a); provided, however, that Seller shall not be obligated to indemnify Buyer and hold it harmless with respect to any settlement of a claim to which Seller has not consented, which consent by Seller shall not unreasonably be withheld, provided that Seller's consent shall not be required for any matters on any individual claims below $1,000.

                (b) Indemnification by Buyer. Buyer hereby agrees to indemnify and hold Seller, its officers, directors, employees, agents, advisers, affiliates and associates ("Seller Indemnified Party"), harmless from all loss, liability and expense (including reasonable attorneys' fees and expenses in connection with the contest of any claim and interest on any claim paid by Seller), which Seller may incur or sustain by reason of the fact that (i) Buyer should breach or fail to comply with any of the terms, conditions, covenants or agreements or any exhibits attached hereto, or any of them contained herein, (ii) any representations or warranties made by Buyer in this Agreement should prove to be false or materially erroneous, (iii) any claims, actions, suits, investigations or proceedings, pending or threatened, are or have been made or commenced by, against, involving or arising out of (A) the Assumed Obligations, or (B) attributable to any state of facts existing or any event occurring after the Closing Date (to the extent included in the Assumed Obligations), (iv) all claims, actions, suits, investigations or proceedings, pending or threatened, are or have been made or commenced by, against, involving or arising out of the operation by Buyer of the Service Business of Seller acquired hereunder, or the sale, transfer or other disposition by Buyer of all or any part of the Service Assets, from and after the Closing Date, except, in each case, if such liability arises in connection with the breach of any of the representations, warranties, covenants or agreements made by Seller in this Agreement, any Schedule or Exhibit hereto or any certificate or instrument delivered in connection herewith, (v) any attempt (whether or not successful) by any person to cause or require a Seller Indemnified Party to pay or discharge any debt, obligation or liability of Seller assumed by Buyer pursuant to this Agreement, notwithstanding the Closing, or
        (vi) any action, suit, proceeding, compromise, settlement, assignment, judgment or arbitration arising out of or incidental to any of the matters indemnified against in this Section 8.01(b); provided, however, that Buyer shall not be obligated to indemnify a Seller Indemnified Party and hold it harmless under this Section 8.01(b) with respect to any settlement of a claim to which Buyer has not consented, if such consent has not been unreasonably withheld.

                (c) Right to Defend, Etc. If the facts giving rise to any such indemnification shall involve any actual claim or demand by any third party against a Buyer Indemnified Party or a Seller Indemnified Party (referred to hereinafter as an "Indemnified Party"), the indemnifying parties shall be entitled to notice of and entitled

        (without prejudice to the right of any Indemnified Party to participate at its own expense through counsel of its own choosing) to defend or prosecute such claim at their expense and through counsel of their own choosing if they give written notice of their intention to do so no later than the time by which the interests of the Indemnified Party would be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both the indemnifying parties and Indemnified Party, and the Indemnified Party shall have reasonably concluded that counsel selected by the indemnifying parties have a conflict of interest because of the availability of different or additional defenses, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its own behalf, at the expense of the indemnifying parties. The Indemnified Party shall cooperate fully in the defense of such claim and shall make available to the indemnifying parties pertinent information under its control relating thereto.

                (d) Indemnification Basket. Notwithstanding anything contained herein, neither party shall be entitled to indemnification hereunder unless the aggregate of all amounts to which such party shall be entitled hereunder exceeds Twenty-Five Thousand Dollars ($25,000), in which case such party shall be entitled to an amount by which its damages exceed Twenty-Five Thousand Dollars ($25,000).

        8.05 Non-Competition.

                (a) Noncompete By Seller and Parent.

                        (i) Business. Seller and Parent each hereby covenant and
                agree that for five (5) years from and after the Closing Date, it will not, directly or indirectly or through any subsidiary or joint venture, engage in any Service Business which competes with Buyer's Service Business in Pennsylvania, Maryland, northern Virginia or Washington, D.C. Notwithstanding the foregoing, neither Seller nor Parent shall be precluded from operating any continuing Service Business which it acquires in a bona fide business transaction provided that (i) such Service Business is ancillary to and part of an integrated sales and service business; (ii) such Service Business is not conducted under the name "ATI"; and (iii) such Service Business shall not result in a reduction, directly or indirectly, of the amount of installations which Buyer would otherwise be entitled to provided pursuant to Section 8.01(a) hereof.

                        (ii) Employees. Seller agrees to that it will not
                solicit or offer employment to any employee hired by Buyer pursuant to Section 3.09 for a period of at least three (3) years after the date of the Closing unless such employee is not at the time of such solicitation or offer and has not been at any time during the immediately preceding six (6) month period employed by Buyer.

                        (iii) Injunction. Seller acknowledges that compliance
                with the covenants contained herein is necessary to protect the goodwill that was acquired by Buyer pursuant to this Agreement. Seller further acknowledges that any remedy at law for the breach of the foregoing covenants will be inadequate, and that Alpha Micro and its successors and assigns shall be entitled to injunctive relief as well as all other remedies which may be available at law or in equity.

                        (iv) Separate Covenants. The parties intend that the
                covenants contained in this Section 8.04(a) shall be construed as a series of separate covenants, one for each county. Except for geographic coverage, each such separate covenant shall be deemed identical. If any one of the covenants is declared invalid for any reason, this ruling shall not affect the validity of the remainder of the covenants, which shall remain in effect as if the provision had been executed without the invalid covenants, and the covenant declared invalid shall be construed, at the option of Buyer, by limiting or reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

                (b) Noncompete by Buyer.

                        (i) Sale of Telephone Systems. Buyer hereby covenants
                and agrees that for five (5) years from and after the Closing Date, it will not, directly or indirectly or through any subsidiary or joint venture, (i) engage in the business of selling telephone systems in Pennsylvania, Maryland, northern Virginia or Washington, D.C; or (ii) refer any person or entity in the Pennsylvania, Maryland, northern Virginia or Washington, D.C area to any other vender to purchase a telephone system. Nothing herein, however, shall be deemed to preclude Buyer from selling system replacement parts or additional equipment for existing telephone systems.

                        (ii) Injunction. Buyer acknowledges that any remedy at
                law for the breach of the foregoing covenants will be inadequate, and that Seller and its successors and assigns shall be entitled to injunctive relief as well as all other remedies which may be available at law or in equity.

                        (iii) Separate Covenants. The parties intend that the
                covenants contained in this Section 8.04(b) shall be construed as a series of separate covenants, one for each county. Except for geographic coverage, each such separate covenant shall be deemed identical. If any one of the covenants is declared invalid for any reason, this ruling shall not affect the validity of the remainder of the covenants, which shall remain in effect as if the provision had been executed without the invalid covenants, and the covenant declared invalid shall be construed, at the option of Seller, by limiting or reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

        8.05 Right to Audit. To the extent payments are required hereunder, the party making such payment shall include with such payment a statement detailing the calculation of the amounts due. In order to verify the accuracy of the amounts paid hereunder, either party shall have the right, from time to time, but no more often than twice in any eighteen
(18) month period, during normal business hours, to have access to and audit those books and records of the other to perform such verification Such audit shall be at the sole cost and expense of the party so electing, unless such audit reveals an error of greater than five percent (5%) over reported amounts, in which event the audited party shall reimburse the auditing party the expenses of such Audit. The audited party shall make any appropriate corrective payment and reimbursement of audit expenses to the auditing party within fifteen (15) days after demand. Such right to audit shall terminate twelve (12) months after the later of the date the last payment is required or made hereunder.

                                   ARTICLE IX

                     CONDUCT OF BUSINESS PENDING THE CLOSING

        9.01 The Seller covenants and agrees that, prior to the Closing Date or the earlier termination of this Agreement pursuant to Section 6.01 hereof, unless the Buyer shall otherwise agree in writing or as otherwise expressly permitted by this Agreement:

                (a) Preservation of Business. The business of Seller shall be conducted only in the ordinary course of business and consistent with past practice, and the Seller shall use its best efforts to maintain and preserve its business, assets, prospects, employees, customers and other advantageous business relationships. Without limiting the generality of the foregoing, Seller shall (i) maintain the Service Assets in substantially their current state of repair, excepting normal wear and tear, (ii) through the Closing Date, maintain insurance covering the Service Assets of the same nature and level as that in effect on the date hereof, and (iii) make timely payments on accounts payable and perform other obligations of the Seller (including under the Warranty Contracts, the Service Contracts and the Leases) in accordance with the Seller's past practice.

                (b) Preservation of Assets. Seller shall not do any of the following: (i) issue, sell, pledge, dispose of or encumber any capital stock of the Seller; (ii) except in the ordinary course of business, sell, pledge, dispose of or encumber any of the Service Assets; (iii) whether or not in the ordinary course of business, sell, pledge, dispose of or encumber any material portion of the Service Assets; or (iv) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                                    ARTICLE X

                               GENERAL PROVISIONS

        10.01 Notification of Changes. Each party will promptly notify the other in writing of the existence or happening of any material fact, event or occurrence which may tend to alter the accuracy or completeness of any representation or warranty contained in this Agreement.

        10.02 Notices. Except as otherwise expressly provided herein, any notice herein required or permitted to be given shall be in writing and shall be personally served or sent by overnight courier, by registered mail or certified mail, postage prepaid, or by prepaid telex, telecopy or telegram and shall be deemed to have been given when such writing is received by the intended recipient thereof. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof served as provided in this Section 10.02) shall be as follows:

               If to Buyer:           Alpha Microsystems
                                      2722 South Fairview Street
                                      Santa Ana, California 92704
                                      Attn:  Chief Financial Officer
                                      Fax No.: (714) 641-7678

               With a copy to:        Allen, Matkins, Leck, Gamble & Mallory LLP
                                      515 South Figueroa Street, 7th Floor
                                      Los Angeles, California 90071
                                      Attn:  Debra Dison Hall, Esq.
                                      Fax No.: (213) 620-8816

               If to Seller:          ATI Communications
                                      105 Broughton Road
                                      Bethel Park, Pennsylvania 15102
                                      Attn: Mark D. Jackson
                                      Fax No.: (412) 831-1323

               With copies to:        Bryan Cave LLP
                                      One Metropolitan Square, Suite 3600
                                      St. Louis, MO 63102-2750
                                      Attn:  Llewellyn Sale III
                                      Fax:  (314) 259-2020

               and                    Applied Cellular Technology, Inc.
                                      400 Royal Palm Way, Suite 410
                                      Palm Beach, FL 33480
                                      Attn: Scott R. Silverman
                                      Fax: _________________

        10.03 Entire Agreement. This Agreement, together with the Exhibits hereto, constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements. This Agreement may not be changed except in writing executed by Buyer and Seller.

        10.04 Payment of Expenses. Buyer and Seller shall each be responsible to pay all of its own respective expenses as incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect, and no party shall be liable or responsible for the fees or expenses incurred by any other party.

        10.05 Arbitration. Any matter arising under, relating to or concerning this Agreement (except as expressly set forth in this Section 10.05) shall be resolved by final and binding arbitration by the local office of the JAMS/Endispute ("JAMS") closest to Buyer or if JAMS is unavailable, by an organization of similar nature agreed upon by Buyer and Seller. Such arbitration shall be conducted according to the JAMS Rules of Practice and Procedure then in effect, except that the parties shall be entitled only to such discovery as permitted by C.C.P. Section 1283.05 and any amendment thereto, or successor statute. Any party may seek to compel the other to comply with the terms of this
Section 10.05 by petition to any court of general jurisdiction. The prevailing party in any proceeding to enforce this Section 10.05 shall be entitled to the Court's order for payment of attorneys' fees and costs in connection with said proceeding. In the case of a judgment on an arbitrator's award, any party may seek to have the arbitrator's award entered by any court having jurisdiction thereof. The prevailing party in any arbitration shall be entitled to have included as part of the arbitrator's award the attorneys' fees and costs incurred by such prevailing party in connection with the arbitration, including amounts advanced.

        Buyer and Seller agree that in the case of any dispute in which extraordinary relief may be available, then and only then, a court of competent jurisdiction shall be presented with, and make a determination of, the propriety of granting and enforcing such extraordinary relief, upon such conditions as the court shall determine as proper, and the provisions of this Section 10.05 Arbitration shall not be applicable.

        10.06 Attorneys' Fees. Should any litigation be commenced between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity in relation thereto, the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to an award of all actual attorneys' fees and costs incurred in such litigation, without regard to any schedule or rule of court purporting to restrict such an award, including, without limitation, actual attorneys' fees, costs and expenses incurred in connection with (i) enforcing, perfecting and executing such judgment, (ii) post-judgment motions;
(iii) contempt proceedings; (iv) garnishment, levee, and debtor and third-party examinations; (v) discovery; and (vi) bankruptcy litigation.

        10.07 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

        10.08 Captions. The captions of the Sections of this Agreement are for convenience only and shall not be considered or referred to in resolving questions or interpretation.

        10.09 Counterparts. This Agreement may be executed in one or more counterparts and counterparts signed in the aggregate by Buyer and Seller shall constitute a single original instrument.

        10.10 Assignment. This Agreement shall not be assignable by any party without the consent of the other party. Notwithstanding the foregoing, Buyer may assign this Agreement in whole or in part, to any subsidiary, affiliate or parent corporation or any successor of Buyer by merger, consolidation or acquisition of a substantial portion of its assets. In the case of any such assignment, Buyer shall continue to remain liable for its obligations hereunder.

        10.11 Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be found to be invalid, void or unenforceable, the remaining provisions and any application thereof shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

        10.12 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto, their personal representatives, heirs, executors, administrators, successors and/or assigns.

        10.13 Further Actions. Each of the parties hereto agrees to take any and all actions reasonably necessary in order to carry out the provisions of this Agreement.

        10.14 Gender and Number. As used in this Agreement, the masculine gender includes the feminine and neuter, the feminine gender includes the masculine and neuter, the singular number includes the plural, the plural number includes the singular, and the term "person" includes both a corporation and a natural person.

        10.15 Time. Time is of the essence in each provisions of this Agreement of which time is an element.

        10.16 Construction. This Agreement shall be construed in accordance with its plain meaning and not against either party.

        10.17 Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal laws (as opposed to conflicts of law provisions) of the State of California, excepting that the parties expressly agree that Section 8.05(b) shall be governed by, and construed in accordance with, the internal laws (as opposed to conflicts of law provisions) of the State of Pennsylvania.

        10.18 Public Announcements. Neither party shall make any public announcements or public statements regarding the transactions contemplated herein until after the Closing, unless approved in writing by the other, or unless the disclosing party reasonably believes that disclosure is required by law.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

"BUYER"                                     "SELLER"


ALPHA MICROSYSTEMS,                         ADVANCED TELECOMM OF PITTSBURGH,
a California corporation                    a Pennsylvania Business Trust


By:                                         By:
   --------------------------------            ---------------------------------
    Its:                                        Its:
        ---------------------------                 ----------------------------

                                            ADVANCED TELECOMM OF BUTLER, INC.,
                                            a Pennsylvania corporation


                                            By:
                                               ---------------------------------
                                                Its:
                                                    ----------------------------

                                            ADVANCED TELECOMM OF
                                            WASHINGTON, D.C., INC.,
                                            a Pennsylvania corporation


                                            By:
                                               ---------------------------------
                                                Its:
                                                    ----------------------------

                                            ADVANCED TELECOMM OF MARYLAND, INC.,
PARENT                                      a Pennsylvania corporation

APPLIED CELLULAR TECHNOLOGY, INC.,
a Pennsylvania corporation                  By:
                                               ---------------------------------
                                                Its:
                                                    ----------------------------
By:
   --------------------------------
    Its:
        ---------------------------

                                LIST OF EXHIBITS


Exhibit "A"    Allocation of Purchase Price

Exhibit "B"    Exceptions to Representations and Warranties

Exhibit "C"    Spare Parts

Exhibit "D"    Tools & Equipment

Exhibit "E"    Vehicles

Exhibit "F"    Leases and Security Deposits

Exhibit "G"    Employees and ERISA Plans

Exhibit "H"    Bill of Sale

Exhibit "I"    Blanket Assignment

Exhibit "J"    Subleases/License for Leased Premises

Exhibit "K"    Service Responsibility

Exhibit "L"    Seller Vehicle Lease